EXHIBIT 99.3

         SMITH CORONA ANNOUNCES FINANCING ARRANGEMENTS


                              Contact:  Theodore Lowen
                                        Manning, Selvage & Lee
                                        (212) 213-7076

     NEW CANAAN, Conn. -- July 10, 1995 -- Smith Corona Corporation (NYSE:SCO) today announced that the United States Bankruptcy Court for the District of Delaware approved an agreement between Smith Corona and its current bank group led by Chemical Bank which will provide Smith Corona with a $24 million post-petition financing package. The financing will enable Smith Corona to meet its operating expenses during its court-supervised reorganization under Chapter 11 of the U.S. Bankruptcy Code. The court approved the financing package at the conclusion of a preliminary hearing today, subject to a final hearing to be held on August 2, 1995.

     Smith Corona filed for protection under Chapter 11 of the U.S. Bankruptcy Code on July 5, 1995. None of the Company's subsidiaries and foreign affiliates were included in the filing.

     "The court's decision today resolves an immediate concern for Smith Corona," said Ronald F. Stengel, Smith Corona's President and Chief Executive Officer. "The terms of the Chemical Bank financing agreement will provide sufficient operating capital to fund our operations during the reorganization process," Mr. Stengel added.

     Smith Corona, based in New Canaan, Connecticut, is a leading marketer worldwide of a full range of small office and home office products, including personal word processors, portable electric typewriters, facsimile machines and other office products.


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